Exhibit 10.3
Execution Version

CONFIDENTIAL
November 20, 2018
Pattern Energy Group Inc.
Pier One, Bay Three
San Francisco, CA 94111
Attention: General Counsel

Re : Pattern Stillwater Guarantee-- Reimbursement
Ladies and Gentlemen:
Reference is made to (i) the Purchase and Sale Agreement dated November 20, 2018 (the “Purchase and Sale Agreement”) entered into by Pattern Energy Group 2 LP, a Delaware limited partnership, Pattern Energy Group Inc., a Delaware corporation (“Pattern”), and Vertuous Energy LLC, a Delaware limited liability company (“Buyer”) with respect to the acquisition (the “Acquisition”) by Buyer of indirect membership interests in Stillwater New Energy Holdings LLC, a Delaware limited liability company (the “Company”); (ii) the Guarantee dated as of the date hereof, by Pattern for the benefit of certain members of the Company identified in the Guarantee (the “Beneficiary”), of certain obligations of Stillwater New B Member LLC, a Delaware limited liability company and an indirect subsidiary of Pattern (the “Class B Member”), owed to the Beneficiary (the “Guaranteed Obligations”) (the “Guarantee”); (iii) the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, between the Class B Member and the Class A Equity Investor (as defined therein) (as hereinafter amended in accordance with its terms, the “Company LLC Agreement”); and (iv) the Amended and Restated Limited Liability Company Agreement of the Class B Member, dated as of the date hereof, between Pattern US Finance Company LLC, a Delaware limited liability company, and Buyer (as hereinafter amended in accordance with its terms, the “Class B Member LLC Agreement”). Capitalized terms used herein without definition are used as defined in the Guarantee. Pattern has provided the undersigned (“Obligor”) a complete copy of the fully executed Guarantee, a copy of which is attached hereto as Exhibit A.
By countersigning this letter (the “Letter Agreement”), Pattern (i) represents that the copy of the Guarantee attached hereto as Exhibit A is a true and complete copy of such document in the form in which it was executed and delivered by the respective parties thereto, and that it has not been amended or otherwise modified since the date of the execution and delivery, and (ii) covenants to Obligor that it will not amend or modify, or agree to any amendment or modification, of the Guarantee without the prior written consent of Obligor.

Section 1. Covenants. Obligor is an affiliate of Buyer, and will benefit from the closing under the Purchase and Sale Agreement. In consideration of the consummation of the Acquisition, Obligor hereby covenants to reimburse Pattern for only the following payments made, or caused to be made, by Pattern under the Guarantee after the date hereof, as follows:
1. Obligor shall reimburse Pattern for 49% of any payment made by Pattern as required under the Guarantee arising out of any breach of the Guaranteed LLCA Obligations after the date hereof caused by any action or inaction of the Class B Member, in its capacity as Member, Managing Member or Tax Matters Member under the Company LLC Agreement, undertaken after soliciting consent of the Buyer (whether or not such consent was required by the Class B Member LLC Agreement) unless such action or inaction was in contravention of the vote of Buyer; provided, that Buyer shall be deemed to have voted against any action with respect to which Buyer abstains from voting; and
2. Obligor shall reimburse Pattern for 100% of any payment made by Pattern as required under the Guarantee with respect to any breach described in clause (x) of the definition of “Guaranteed LLCA Obligations” in Section 2(a) of the Guarantee after the date hereof to the extent directly caused by any breach by Buyer of its representation and warranties or covenants set forth in Section 3.02 and Section 3.03 of the Class B Member LLC Agreement (such payment, a “Subject Payment”).
3. Paragraph 2 notwithstanding, Obligor shall not be required to reimburse Pattern for more than 49% of any Subject Payment that results from a direct or indirect subsidiary of Obligor (a “PSP Investment Entity”) being treated as a Disqualified Tax-Exempt Person unless (i) Obligor fails to hold its interest in Class B Member by or through a U.S. entity directly or indirectly wholly-owned by Obligor that is treated (pursuant to a valid election under Treasury Regulations Section 301.7701-3 or otherwise) as a domestic corporation for U.S. federal income tax purposes subject to U.S. federal income taxation as a regular C corporation or (ii) dividends or interest paid by such U.S. entity to Obligor (or, if applicable, to any Canadian intermediate parent that is a subsidiary of Obligor) are fully exempt from U.S. federal income taxation under the Code or Article XXI of the Tax Treaty.
For the purposes of Paragraph 3, the following definitions shall apply:
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Disqualified Tax-Exempt Person” means any person that is treated as a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code or (ii) a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F) of the Code.
“Tax Treaty” means the United States–Canada Income Tax Convention.

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Section 2. Aggregate Liability. Any other term or provision of this Letter Agreement notwithstanding, Obligor’s aggregate liability hereunder shall not exceed the least of (i) $72,849,888, (ii) Pattern’s Aggregate Liability Amount under the Guarantee, and (iii) the amount calculated pursuant to Section 6(f) of the Guarantee.
Section 3. Notification of Claims or Potential Claims. Promptly after obtaining knowledge of a claim or potential claim with respect to a Guaranteed LLCA Obligation for which Pattern might request reimbursement from Obligor under this Letter Agreement, Pattern will notify Obligor of such claim or potential claim and to the extent Obligor requests allow Obligor or its representatives to participate in any discussions or negotiations with respect to any such claim or potential claim. Unless Obligor consents in writing to the payment of any such claim, at least ten (10) Business Days prior to making a payment on any such claim, Pattern will provide Obligor notice of its intent to make a payment with respect to such a claim and a reasonably detailed explanation for Pattern’s agreement to pay the claim including a calculation of the amount of any such claim. Pattern will upon making any payment with respect to the Guarantee for which Pattern will seek reimbursement from Obligor under this Letter Agreement provide to the Obligor notice of such payment. Any reimbursement obligation of the Obligor shall be due and payable in cash to the account of Pattern no later than within five (5) Business Days immediately following receipt of Pattern’s written invoice for such reimbursement. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York or Montreal, Québec. Any amounts payable but not paid when due under this Letter Agreement shall carry interest at the rate of ten per cent (10%) per annum from the date such payment is due to the date of actual payment.
Section 4. Miscellanous.
(a)    Except as expressly set forth above, Obligor shall have no liability of any kind whatsoever with respect to the Guarantee.
(b)    Obligor agrees that its obligations under this Letter Agreement are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which would or might constitute a legal or equitable discharge of a guarantor or surety other than payment in full of Obligor’s obligations hereunder. Without limiting the generality of the foregoing, Obligor hereby waives:
(i)    any defense arising under or based upon (A) the validity or enforceability of any Guaranteed LLCA Obligation or of the Company LLC Agreement, (B) the taking of or delay or failure to take any action by Seller to exercise any rights or remedies against the Obligor, Buyer or any other Person pursuant to this Letter Agreement, the Purchase and Sale Agreement or any other documents executed and delivered in connection with the Acquisition, (C) the insolvency, bankruptcy, liquidation or dissolution of the Obligor or Buyer, (D) any

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claim, set-off, counterclaim, defense or other rights that Pattern may have at any time and from time to time against the Obligor or Buyer, whether in connection with this transaction or any unrelated transaction, (E) any default, failure, omission or delay, willful or otherwise, on the part of the Class B Member or Pattern to perform or comply with, or the impossibility or illegality of performance by the Class B Member or Pattern or any other Person (other than impossibility or illegality of performance that would apply to the extent that the Guaranteed LLCA Obligations were to be performed by Pattern) of any of the Guaranteed LLCA Obligations; (F) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of the Obligor, Buyer or any other Person for any reason whatsoever, including, without limitations, any suit or action in any way attaching or involving any issue, matter or thing in respect of any of the Guaranteed LLCA Obligations, the Purchase and Sale Agreement or any other documents executed and delivered in connection with the Acquisition (other than a suit or action to which Pattern is a party or by which Pattern is bound concerning the provisions of this Letter Agreement and/or the scope of the Obligor’s obligations hereunder); (G) any sale, lease or transfer of any or all of the assets of the Obligor or Buyer, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Obligor or Buyer; (H) any change, whether direct or indirect, in Obligor’s relationship to Buyer or the Company, including any such change by reason of any merger or consolidation or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of Buyer or the Company, the Obligor or any other entity; and
(ii) any presentment, demand for payment, protest, notice of dishonor or non-payment of any Guaranteed LLCA Obligations, suit or the taking of other action by Pattern or Buyer or any other party against, and any other notice to, the Beneficiaries, the Company or any other person not required hereunder. Obligor hereby warrants and agrees that each of the waivers and consents set forth in this Letter Agreement are made after consultation with legal counsel of its choice and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Obligor otherwise may have against Pattern or any other person. If, notwithstanding the intent of the parties that the terms of this Letter Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.
(c)    Obligor hereby confirms that, notwithstanding Section 2.03 of the Sponsor Services Agreement between the Obligor and Pattern dated as of June 16, 2017, Obligor will remain obligated for all of its obligations and liabilities hereunder following the execution and delivery by the Buyer of an Accession Agreement pursuant to such Section

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2.03 of the Sponsor Services Agreement, whether arising before or after the date of such Accession Agreement.
(d)    This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto.
(e)    This Letter Agreement and all of Obligor’s obligations hereunder shall immediately and automatically terminate and be of no further force and effect upon the termination of the Guarantee.
(f)    This Letter Agreement shall be interpreted and the rights and liabilities of the parties hereto shall be determined in accordance with the laws and decisions of the State of New York.
(g)    Pattern and Obligor each irrevocably submits to the jurisdiction of the courts of the United States of America in and for the Southern District of New York, New York, for any proceeding arising out of this Letter Agreement. To the extent that service of process by mail is permitted by applicable law, each of Pattern and Obligor irrevocably consents to the service of process in any proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, to its address for notices provided for herein. Nothing herein shall affect the right of Pattern or Obligor to serve process in any other manner permitted by law. EACH OF PATTERN AND OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
(h)    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or facsimile or sent by overnight courier or registered mail, charges prepaid, addressed as follows:
(i)    if to Pattern:
Pattern Energy Group Inc.
1088 Sansome Street
San Francisco, CA 94111
Attention: General Counsel
Email:     generalcounsel@patternenergy.com

(ii)    if to Obligor:

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1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Québec H3B 5E9
Attention: Managing Director, Infrastructure Investments
Email: vertuousenergy@investpsp.ca and legalnotices@investpsp.ca
With a copy to :
Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College, 26th Floor
Montreal, Québec, Canada H3A 3N9
Attention: Franziska Ruf
Facsimile (514) 841-6499
E-mail:     fruf@dwpv.com

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.
Any party may at any time change its address for purposes of this Letter Agreement by giving notice to the other party.
(i)    This Letter Agreement may not be amended, altered or modified except by written instrument executed by both Pattern and Obligor.

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Very truly yours,
PUBLIC SECTOR PENSION INVESTMENT BOARD
By: /s/ Patrick Samson
Name: Patrick Samson
Title: Authorized Signatory

By: /s/ Jean Daigneault
Name: Jean Daigneault
Title: Authorized Signatory

AGREED & ACCEPTED:
PATTERN ENERGY GROUP INC.
By: /s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

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EXHIBIT A

GUARANTEE

Attached

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EXECUTION VERSION

PATTERN FUNDING DATE GUARANTY
This GUARANTY, dated as of November 20, 2018 (this “Guaranty”), is made and entered into by PATTERN ENERGY GROUP INC., a Delaware corporation (the “Guarantor”), for the benefit of ALLIANZ RENEWABLE ENERGY PARTNERS OF AMERICA LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Beneficiary”).
PRELIMINARY STATEMENTS
A.    The Beneficiary, Stillwater Energy Holdings LLC, a Delaware limited liability company (“Stillwater Holdings”) and Stillwater B Member LLC, a Delaware limited liability company (the “Stillwater Member”) are parties to the Equity Capital Contribution Agreement, dated as of March 9, 2018 (as amended, modified and supplemented and in effect from time to time, the “ECCA”), pursuant to which, among other things, and subject to satisfaction or waiver of certain conditions, the Beneficiary has agreed to make its Capital Contribution under Section 2.2(a) of the ECCA to Stillwater Holdings on the Funding Date.
B.    Pursuant to the ECCA, the Guarantor caused Stillwater New B Member LLC, a Delaware limited liability company and its majority-owned subsidiary (“New B Member”), and Stillwater New Energy Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of New B Member (“New Holdings”), to execute a joinder (the “Joinder”) as contemplated in the ECCA (such execution of the Joinder, the “Joinder Event”), whereupon New B Member became the Class B Member (as defined below) and New Holdings became the Company (as defined below).
C.    Under the ECCA, it is a condition precedent to the obligation of the Beneficiary to make its Capital Contribution under Section 2.2(a) of the ECCA to the Company on the Funding Date that the Guarantor has entered into this Guaranty for the benefit of the Beneficiary.
D.    Guarantor is, or simultaneously herewith is becoming, a direct or indirect parent company of the Class B Member.
E.    The guaranty and undertakings provided in this Guaranty will provide substantial benefit, directly or indirectly, to the Guarantor; it is in the best interests of the Guarantor to provide the guaranty and undertakings set forth hereunder; and such guaranty and undertakings are necessary or convenient to the conduct, promotion, or attainment of the business of the Guarantor.
F.    In order to satisfy the condition precedent to the obligation of the Beneficiary to make its Capital Contribution under Section 2.2(a) of the ECCA to the Company on the Funding Date, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby undertakes as follows:
SECTION 1. Definitions. Capitalized terms not otherwise defined in this Guaranty have the meanings given to them in the ECCA or, if not defined therein, in the LLC Agreement (as defined in the ECCA). The rules of interpretation set forth in the ECCA shall apply to this Guaranty. As used in this Guaranty, the following terms shall have the following meanings:
“Aggregate Liability Amount” has the meaning given in Section 6(e).
“Beneficiary” has the meaning given in the introductory paragraph.
“Class B Member” means (i) prior to the occurrence of the Joinder Event, Stillwater Member, or (ii) following the occurrence of the Joinder Event, New B Member.
“Company” means (i) prior to the occurrence of the Joinder Event, Stillwater Holdings, or (ii) following the occurrence of the Joinder Event, New Holdings.
“ECCA” has the meaning given in the preliminary statements.
“Guarantied ECCA Obligations” has the meaning given in Section 2.
“Guarantied LLCA Obligations” has the meaning given in Section 2.
“Guarantied Obligations” has the meaning given in Section 2.
“Guarantor” has the meaning given in the introductory paragraph.
“Guaranty” has the meaning given in the introductory paragraph.
“Joinder” has the meaning given in the preliminary statements.
“Joinder Event” has the meaning given in the preliminary statements.
“MOMA” means the Management, Operation and Maintenance Agreement specified in Exhibit C to the LLC Agreement or any replacement or renewal thereof.
“New B Member” has the meaning given in the preliminary statements.
“New Holdings” has the meaning given in the preliminary statements.
“PAA” means the Project Administration Agreement specified in Exhibit C to the LLC Agreement or any replacement or renewal thereof.
“Stillwater Holdings” has the meaning given in the preliminary statements.
“Stillwater Member” has the meaning given in the preliminary statements.
SECTION 2. Guaranty.

(a)The Guarantor hereby unconditionally and irrevocably guaranties, as a primary obligor and not merely as surety, to the Beneficiary the performance, satisfaction and observation (i) by the Class B Member of its indemnification obligations under Article 6 of the

ECCA in respect of any breach by the Class B Member of its representations, warranties or covenants in the ECCA (the “Guarantied ECCA Obligations”), and (ii) (x) by the Class B Member of its indemnification obligations under Article 11 of the LLC Agreement with respect to any breach by the Class B Member, in its capacity as the Class B Member (as defined in the LLC Agreement), of the representations, warranties and covenants made by the Class B Member in Section 3.02 or 3.03 of the LLC Agreement, and (y) by the Class B Member of its indemnification obligations under Article 11 of the LLC Agreement with respect to any breach by the Class B Member, in its capacity as Managing Member or as Tax Matters Member, of its covenants, agreements or obligations set forth in the LLC Agreement (such indemnification obligations, described in this clause (ii), the “Guarantied LLCA Obligations” and, together with the Guarantied ECCA Obligations, the “Guarantied Obligations”), it being understood that the Guarantied Obligations shall not include the obligations of any other party (including without limitation, for the avoidance of doubt, the obligations of the counterparties to the MOMA and PAA). Guarantor hereby agrees that, except as specifically provided herein (including Section 6 hereof), and to the fullest extent permitted by Applicable Law, its obligations hereunder shall not be conditional on, and Guarantor waives any defense arising under or based upon:

(i)the validity or enforceability of any Guarantied Obligation or of the ECCA or the LLC Agreement;

(ii)the lack of authority of the Class B Member to execute or deliver the ECCA or the LLC Agreement;

(iii)any change in or amendment or supplement to, or modification of, the ECCA or the LLC Agreement, any extension or renewal of the Guarantied Obligations under the ECCA or the LLC Agreement, or any assignment or transfer of any party’s interest in the ECCA or the LLC Agreement;

(iv)the taking of or delay or failure to take any action by the Beneficiary to enforce the Guarantied Obligations, the ECCA or the LLC Agreement or otherwise exercise any rights or remedies against the Class B Member or any other Person;

(v)the insolvency, bankruptcy, liquidation or dissolution of the Guarantor or the Class B Member, including any discharge of obligations therefrom;

(vi)any claim, set-off, counterclaim, defense or other rights that the Guarantor may have at any time and from time to time against the Beneficiary, whether in connection with this transaction or any unrelated transaction;

(vii)any default, failure, omission or delay, willful or otherwise, on the part of the Class B Member or the Guarantor to perform or comply with, or the impossibility or illegality of performance by the Class B Member or the Guarantor or any other Person (other than impossibility or illegality of performance that would apply to the extent that the Guarantied Obligations were to be performed by the Guarantor) of any of the Guarantied Obligations;

(viii)any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of the Class B Member, the Guarantor or any other Person for any reason whatsoever, including, without limitation, any suit or action in any way attaching or involving any issue, matter or thing in respect of any of the ECCA, the LLC Agreement, the Guarantied Obligations or any other agreement (other than a suit or action to which the Beneficiary is a party or by which the Beneficiary is bound concerning the scope of the Guarantied Obligations or concerning the provisions of this Guaranty);

(ix)any sale, lease or transfer of any or all of the assets of the Class B Member or the Guarantor, including any transfer or purported transfer from the Class B Member or the Guarantor to any Person, any invalidity of, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Class B Member or the Guarantor with or into any Person or any change in the ownership of the Class B Member or the Guarantor;

(x)any action or failure to act in any manner referred to in this Guaranty which may deprive the Guarantor of its rights to subrogation against the Class B Member to recover full indemnity for any payments or performances made pursuant to this Guaranty or of the Guarantor’s right to contribution against any other party;

(xi)any change, whether direct or indirect, in the Guarantor’s relationship to the Class B Member (or any successor managing member or member that is an Affiliate of the Guarantor) or the Company, including any such change by reason of any merger or consolidation or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of the Class B Member (or any successor managing member or member that is an Affiliate of the Guarantor) or the Company, the Guarantor or any other entity;

(xii)any settlement, compromise, release or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guarantied Obligations or any subordination of the Guarantied Obligations to any other obligations;

(xiii)the acceptance of any other guaranties or security for any of the Guarantied Obligations;

(xiv)the payment by any other Person of a portion, but not all, of the Guarantied Obligations; or

(xv)any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor;

other than, in each case, any defenses that the Class B Member, the Managing Member, the Tax Matters Member or the Guarantor may assert with respect to its performance under the agreement under which such Guarantied Obligations arise, or the written waiver, settlement and/or discharge of the Guarantied Obligations or of this Guaranty by the Beneficiary.
(b)The Guarantor’s obligations under this Guaranty are independent of any obligation of the Class B Member or any other Person, and a separate action or actions may be brought and prosecuted against the Guarantor under this Guaranty whether or not any action is brought or prosecuted against the Class B Member or any other person and whether or not the Class B Member or any other person is joined in any action under this Guaranty.

(c)For the avoidance of doubt, nothing herein shall prevent or preclude the Beneficiary from delivering a demand for payment of any Guarantied Obligation pursuant hereto concurrently with delivery to the Class B Member of notice of a Class A Equity Investor Claim under the ECCA or a Class A Claim under the LLC Agreement. All payments hereunder shall be made without reduction, whether by offset, payment in escrow, or otherwise, except to the extent that the ECCA or the LLC Agreement, as applicable, permits the Class B Member, the Managing Member or the Tax Matters Member to reduce (whether by offset, payment in escrow or otherwise) the Guarantied Obligation underlying such payment.

(d)The Guarantor hereby unconditionally and irrevocably waives notice of the acceptance of this Guaranty, demand or presentment for payment to the Class B Member or the making of any protest, notice of the amount of the Guarantied Obligations outstanding at any time, notice of failure to perform on the part of the Class B Member, notice of any amendment, modification or waiver of or under the ECCA or the LLC Agreement, and all other notices or demands not required hereunder.

SECTION 3. Subrogation. The Guarantor shall be subrogated to all rights of the Beneficiary in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guaranty; provided, however, that the Guarantor shall be entitled to enforce, or to receive any payments arising out of or based upon, any right of subrogation or contribution, whether arising by contract or operation of law or otherwise, only after all rights of the Beneficiary with respect to the Guarantied Obligations shall have been fully and finally satisfied. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to such time, such amount shall be held in trust for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary to be credited and applied upon and against the Guarantied Obligations, to the extent then matured, in accordance with the terms of the ECCA or LLC Agreement, as applicable, or, to the extent not then matured or existing, to be held by the Beneficiary as collateral security for such Guarantied Obligations.

SECTION 4. Continuing Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if and to the extent that at any time any performance of all or any portion of the Guarantied Obligations or any amount owed to the Beneficiary hereunder is rescinded or must otherwise be returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of the Guarantor or the Class B Member.

SECTION 5. Reimbursement. The Guarantor shall reimburse the Beneficiary for any reasonable out-of-pocket expenses (including reasonable legal fees) incurred by the Beneficiary in the enforcement of the obligations of the Guarantor hereunder, such reimbursement to be paid promptly upon submission by the Beneficiary to the Guarantor of a written statement describing in reasonable detail the nature, purpose and amount of such expenses.

SECTION 6. Certain Limitations. Notwithstanding anything in Section 2 hereof to the contrary:

(a)the Guarantor shall not be required by this Guaranty to perform any Guarantied Obligation or undertaking if the performance thereof is illegal or impossible under Law;

(b)the Guarantor shall not be required to perform any Guarantied Obligation while the performance of such Guarantied Obligation is being disputed in good faith by the Person required to perform such Guarantied Obligation;

(c)the Guarantor’s liability hereunder with respect to any Guarantied Obligation shall not exceed the liability of the Class B Member with respect to such Guarantied Obligation, with reference specifically, but without limitation, to Section 6.2 of the ECCA and Section 11.02 of the LLC Agreement;

(d)the Guarantor shall have no liability hereunder with respect to any action or inaction of the Managing Member or Tax Matters Member or any breach or noncompliance by the Managing Member or Tax Matters Member with any of the Guarantied Obligations, if the Class B Member (or any successor Managing Member or Member that is an Affiliate of the Guarantor) was not, at the time of such action, inaction, breach or noncompliance the Managing Member or Tax Matters Member, as applicable;

(e)the Guarantor’s aggregate liability hereunder shall not exceed $72,849,888 less all amounts which have been paid by or on behalf of the Class B Member or the Class B Member (as defined in the LLC Agreement) pursuant to Article 6 of the ECCA or Section 5.04 or Article 11 of the LLC Agreement (the “Aggregate Liability Amount”); provided, that the aggregate liability of the Guarantor shall not exceed the amount calculated pursuant to Section 6(f); and

(f)the Guarantor’s aggregate liability from time to time hereunder, under Article 6 of the ECCA and under Article 11 of the LLC Agreement shall not exceed (i) if the Flip Point has not occurred, an amount the payment of which, if treated as a positive Cash Flow for purposes of Section 5.06(b)(iii) of the LLC Agreement as of the Distribution Date immediately following payment of such amount, would cause the Flip Point to occur on or prior to the date on which the Flip Point is projected to occur in the Base Case Model and (ii) if the Flip Point has occurred, zero. For purposes of determining Guarantor’s maximum liability pursuant to this Section 6(f), all payments pursuant to this Guaranty shall be deemed to have been treated as positive Cash Flow for purposes of Section 5.06(b)(iii) of the LLC Agreement. Notwithstanding the foregoing, if (x) any Third Party Action under the ECCA or the LLC Agreement filed against or demanded of the Beneficiary prior to the Flip Point shall not have been finally resolved or (y) any Tax contest or dispute applicable to a taxable period prior to the Flip Point or during which the Flip Point occurs relates to any Company Tax Return applicable to a year prior to the Flip Point or during which the

Flip Point occurs and, in either case, shall cause the Flip Point to fail to be achieved (other than as a result of a change in a Fixed Tax Assumption), the Guarantied Obligations under Article 6 of the ECCA and under Article 11 of the LLC Agreement shall not be subject to the limitations described in clause (ii) until the Flip Point occurs.

SECTION 7. Refund of Overpayment. In the event that the Guarantor makes a payment to the Beneficiary hereunder and it is later determined that the Flip Point has occurred, or the Internal Rate of Return of the Beneficiary exceeded the Flip Rate as a result of such payment, the Beneficiary shall return to the Guarantor the portion of such payment which exceeded the amount necessary to achieve the Flip Rate and cause the Flip Point to occur.

SECTION 8. Financial Statements. During the period from the date hereof until the expiration or termination of this Guaranty, the Guarantor shall deliver to the Beneficiary:

(a)As soon as available, but no later than sixty (60) days after the end of the first three quarterly fiscal periods of each applicable fiscal year of the Guarantor, beginning with the fiscal year that ends after the date hereof, unaudited consolidated financial statements of the Guarantor for the period from the beginning of the respective fiscal year to the end of such period, including a balance sheet and the related statement of income, stockholders’ equity and cash flows, in each case setting forth comparative figures for the period from the beginning of the respective fiscal year to the end of such period in the preceding fiscal year, to the extent comparative figures for previous dates and periods are publicly available, and accompanied by a certificate by an authorized representative of the Guarantor, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations of the Guarantor and its consolidated subsidiaries on the dates and for the periods indicated in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); and

(b)As soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of the Guarantor, beginning with the fiscal year that ends after the date hereof, audited statements of income, stockholders’ equity and cash flows of the Guarantor and its consolidated subsidiaries for such year and the related balance sheet as at the end of such year, setting forth in each case (to the extent comparative figures for the previous dates and periods are publicly available) in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion of Ernst & Young LLP or another independent certified public accountant of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Guarantor and its consolidated subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments);

provided, that if the Guarantor is a public company and is required or permitted to file reports under the Securities Exchange Act of 1934, the availability of such quarterly or annual financial statements filed thereunder, or the availability on the Guarantor’s website, shall satisfy the requirements of this Section 8.

SECTION 9. Representations and Warranties. The Guarantor represents and warrants to the Beneficiary that:

(a)The Guarantor is duly organized and validly existing under the laws of the State of Delaware. The Guarantor is not subject to any current orders for winding up, or appointment of a receiver or liquidator or to any notice of any proposed deregistration.

(b)The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor’s powers, have been duly authorized by all necessary action and do not conflict with or result in a breach of the Guarantor’s organizational documents, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound or to which the Guarantor is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien, charge, claim or encumbrance upon any of the Guarantor’s revenues or assets pursuant to the terms of any such agreement or instrument.

(c)No consent, action of authorization or approval or registration, declaration or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

(d)This Guaranty has been duly executed and delivered by the Guarantor. This Guaranty is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.

(e)There is no action, suit or proceeding now pending before any court, administrative body or arbitral tribunal, or, to the Actual Knowledge of the Guarantor, threatened against the Guarantor, which could reasonably be expected to have an adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty.

SECTION 10. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11. Consent to Jurisdiction. Any legal action or proceeding by or against the Guarantor or with respect to or arising out of this Guaranty may be brought in or removed to the courts of the State of New York located in New York City and of the United States of America in and for the Southern District of New York. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of the Beneficiary to bring legal action or proceedings in any other competent jurisdiction.

SECTION 12. Waiver of Jury Trial. THE GUARANTOR AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY

OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE GUARANTOR OR THE BENEFICIARY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE GUARANTOR TO ENTER INTO, AND FOR THE BENEFICIARY TO ACCEPT, THIS GUARANTY.

SECTION 13. Amendments, Etc. The terms of this Guaranty may be waived, altered or amended only by an instrument in writing duly executed by the Guarantor and the Beneficiary. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 14. Addresses for Notices. All notices requests and other communications provided for hereunder shall be in writing (including facsimile) and will be deemed to have been duly given if delivered personally, by facsimile or electronic transmission, by overnight courier service or by certified mail (postage prepaid) to the Guarantor or the Beneficiary at the applicable address specified below.

If to the Guarantor:	Pattern Energy Group Inc.
1088 Sansome Street
San Francisco, CA 94111
Attention: General Counsel
Telephone: (415) 283-4000
Facsimile: (415) 362-7900

If to Beneficiary:	Allianz Renewable Energy Partners of
America LLC
1465 North McDowell Blvd., Suite 100
Petaluma, CA 94954
Telephone: (415) 899-2565
Attention: Claudia V. Knox, Legal Dept.
Email: claudia.knox@allianzrm-us.com
SECTION 15. No Waiver; Remedies. No failure on the part of the Guarantor or the Beneficiary to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guarantor or the Beneficiary of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 16. Severability. In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 17. Pari passu. The obligations of the Guarantor under this Guaranty rank pari passu with all other unsecured unsubordinated indebtedness of the Guarantor.

SECTION 18. Entire Agreement. This Guaranty and any agreement, document or instrument referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof.

SECTION 19. Benefit; Successors and Permitted Assigns.

(a)This Guaranty is intended solely for the benefit of and is enforceable by the Beneficiary and its successors or assigns permitted under the ECCA or the LLC Agreement, and is not for the benefit of or enforceable by any other Person. This Guaranty shall be binding upon the Guarantor and its successors and permitted assigns and shall inure to the benefit of the successors and permitted assigns of the Beneficiary; provided, that any Indemnified Party under the ECCA or the LLC Agreement (other than the Beneficiary) shall be an intended third-party beneficiary for the purposes of this Guaranty and shall have the right to enforce any of its rights under this Guaranty and such rights shall survive the dissolution, liquidation or termination of the Beneficiary.

(b)This Guaranty and all obligations of the Guarantor hereunder to the Beneficiary shall be assignable by the Guarantor only with the prior written consent of the Beneficiary.

SECTION 20. Termination. Notwithstanding anything herein to the contrary, this Guaranty and all of the Guarantor’s obligations hereunder shall immediately and automatically terminate and be of no further force or effect upon the earliest of (a) the date on which the aggregate payments made by the Guarantor under Section 2 equal the Aggregate Liability Amount, (b) subject to the last sentence of Section 6(f), upon the final determination of the Flip Point under Section 5.06 of the LLC Agreement (and taking into account the dispute resolution procedures of Section 12.03 of the LLC Agreement), (c) the execution and delivery of a Qualified Class B Guarantee in connection with a transfer of Class B Units pursuant to, and to the extent permitted by, Section 3.03(b)(i)(C) of the LLC Agreement; provided, however, that if such Qualified Class B Guarantee does not expressly cover the Guarantor’s obligations hereunder for the period prior to such replacement, the Guarantor’s obligations hereunder shall remain in effect in respect of Guarantor’s obligations for the period prior to such replacement, (d) the transfer of Class B Units pursuant to, and to the extent permitted by, Section 3.03(b)(i)(C) of the LLC Agreement to an Assignee that satisfies the ratings or net worth requirements in clause (i) of the definition of “Qualified Transferee” in the LLC Agreement; provided, however, that if such Assignee does not expressly assume all of the Guarantied Obligations for the period prior to such transfer, the Guarantor’s obligations hereunder shall remain in effect in respect of Guarantor’s obligations for the period prior to such transfer or (e) a direct or indirect Disposition of Membership Interests in connection with or following any foreclosure (or deed in lieu thereof) pursuant to Section 3.03(c) of the LLC Agreement; provided, however, that, in the case of this clause (e), the Guarantor’s obligations hereunder shall remain in effect in respect of the Guarantor’s obligations for the period prior to such Disposition of Membership Interests.

SECTION 21. Reinstatement. In the event that the Flip Point has occurred and thereafter there occurs an adjustment to the Tax Costs or Tax Benefits taken into account in calculating the Flip Point as a result of change in the amount of any item or income, gain, deduction, loss or credit realized in any period prior to the end of the calendar month immediately preceding the Distribution Date for which such determination was made in accordance with Section 5.06(b)(vii)(A) of the LLC Agreement and such change is not in respect of a Fixed Tax Assumption, unless such Fixed Tax Assumption does not apply as a result of application of Section 5.06(b)(iv)(A) of the LLC Agreement, then this Guaranty shall automatically be reinstated, provided that the maximum amount payable hereunder following such reinstatement shall be the amount necessary to cause the Flip Point to occur and this Guaranty shall terminate and be of no further force or effect immediately and automatically following the Class A Members’ receipt of such amount necessary to cause the Flip Point to occur whether from the Guarantor, the Company, the Class B Member or any other Person.

SECTION 22. No Consequential or Punitive Damages. In no event shall the Guarantor be liable hereunder to the Beneficiary or any other Person for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or strict liability or for any punitive or exemplary damages; provided, that the loss of PTCs or other Tax Benefits shall not constitute indirect, punitive, consequential or exemplary losses or damages, whether or not the underlying loss of production constitutes consequential damages for which no recovery hereunder is permitted.

SECTION 23. Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by facsimile, and by different the Guarantor and the Beneficiary in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.

[Signature pages follow]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer(s) thereunto duly authorized as of the date first above written.
PATTERN ENERGY GROUP INC., a Delaware corporation
By: /s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN FUNDING DATE GUARANTY
(STILLWATER)

Accepted and agreed to
as of the date first
above written:
ALLIANZ RENEWABLE ENERGY PARTNERS OF AMERICA LLC

By:	/s/ Claudia V. Knox
Name: Claudia V. Knox
Title: Vice President and Secretary

PATTERN FUNDING DATE GUARANTY
(STILLWATER)